EXHIBIT 99.1

j2 GLOBAL COMMUNICATIONS ANNOUNCES TWO-FOR-ONE STOCK SPLIT

Los Angeles—August 7, 2003—j2 Global Communications, Inc. [NASDAQ: JCOM], the provider of outsourced, value-added messaging and communications services, announced today that its Board of Directors has declared a two-for-one stock split, to be effected in the form of a stock dividend.

Shareholders on the record date of August 18, 2003, will be entitled to one additional share for every share they own on that date. New shares will be issued by the Company’s transfer agent, Computershare Investor Services, on August 29, 2003. The Company expects that its shares will begin to trade on NASDAQ on a post-split basis on September 2, 2003. At the end of July 31, 2003, j2 Global had approximately 11.4 million shares of common stock outstanding.

“The stock split is in response to j2 Global’s consistent quarter-to-quarter growth and the increase in the market price for our common stock over that period,” said R. Scott Turicchi, chief financial officer of j2 Global. “The split will reduce the price per share, and is intended to broaden the stockholder base and increase the availability of shares for trading.”

About j2 Global Communications

Founded in 1995, j2 Global Communications, Inc., provides outsourced, value-added messaging and communications services to more than five million customers around the world. j2 Global’s network spans more than 1,000 cities in 19 countries on five continents. The Company offers its patented services and software through three distinct sales channels: Web, Corporate and Licensed Services, and markets those services under the j2®, eFax®, jConnect®, jFax®, ConsensusTM, Hotsend®, PaperMaster®, Protofax® and Documagix® brands. As of June 30, 2003, j2 Global had achieved 25 consecutive quarters of revenue growth and six consecutive quarters of positive earnings. For more information about j2 Global, please visit www.j2global.com.

Contacts
Christine Brodeur or C.J. Nance	Jeff Adelman
Socket Media, Inc.	j2 Global Communications, Inc.
310-829-0556 or 310-829-0534	323-372-3617
info@socketmedia.com	press@j2.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this Press Release are “forward-looking statements” within the meaning of The Private Securities Litigation Act of 1995. These forward-looking statements are based on management’s current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include, among other items: Ability to obtain telephone numbers in sufficient quantities, in desired locations and on acceptable terms; subscriber growth and retention; uncertainties regarding the protection of proprietary technology or infringement of intellectual property of others; the risk of adverse changes in the U.S. or international regulatory environments surrounding unified messaging and communications; and other factors set forth in j2 Global’s filings with the Securities and Exchange Commission (“SEC”). For a more detailed description of the risk factors and uncertainties affecting j2 Global, refer to the Annual Report on Form 10-K filed by j2 Global on March 31, 2003 and the other reports filed by j2 Global from time to time with the SEC, each of which is available at www.sec.gov.